Exhibit 10.56

Execution Copy

Agreement for Standby Letters of Credit (this “Agreement”)

In consideration of the issuance by Citibank, N.A. (“Citibank”) of irrevocable standby or direct pay letters of credit (collectively, the “Credits” and individually, a “Credit”) substantially in accordance with the terms and conditions provided by Legg Mason, Inc., a Maryland corporation (“LM”) and The Baltimore Company, a Maryland corporation (“Baltimore”; together with LM, the “Applicants”) on the applications corresponding hereto (the “Applications”) or as otherwise requested by Applicants in writing, and as the same may be amended from time to time, Applicants unconditionally jointly and severally agree with Citibank as follows:

1.	Reimbursement.

Applicants will, jointly and severally, reimburse Citibank, on demand, for the amount of each payment Citibank makes against a corresponding demand under each Credit. Reimbursement shall be due on the day on which Citibank makes such payment under each Credit.

2.	Commissions, Fees, Charges and Expenses.

Applicants will, jointly and severally, pay Citibank (a) commissions and fees on each Credit at such rates and times as set forth in the fee letter dated as of the date hereof (as amended from time to time, the “Fee Letter”) between Applicants and Citibank, and (b) on demand, all reasonable out-of-pocket expenses which Citibank may pay or incur in connection with each Credit.

3.	Payments; Interest on Past Due Amounts; Computations.

All amounts due from Applicants shall be paid to Citibank at 399 Park Avenue, New York, New York 10043 (or such other address notified to Applicants in writing), without defense, set-off, cross-claim or counterclaim of any kind, in U.S. Dollars and in same day funds, provided that if the amount due is based on Citibank’s payment in a currency other than U.S. Dollars, Applicants will, jointly and severally, pay the equivalent of such amount in U.S. Dollars computed at Citibank’s market selling rate for cable transfers to the place where, and in the currency in which, Citibank paid such amount, or, at Citibank’s reasonable request in accordance with normal banking procedures, Applicants will, jointly and severally, pay in such other currency, place, form and manner as Citibank finds reasonably acceptable. Applicants’ obligations to make payments in U.S. Dollars shall not be satisfied by any tender, or any recovery by Citibank pursuant to any judgment, which is expressed in or converted into any currency other than U.S. Dollars, except to the extent that Citibank may in accordance with normal banking procedures convert such currency on the Business Day after such tender or recovery into U.S. Dollars in the full amount of U.S. Dollars payable under this Agreement. Any amount not paid when due shall bear interest until paid in full at a daily fluctuating interest rate per annum equal to two percent per annum above the rate of interest announced publicly from time to time by Citibank in New York as Citibank’s Base Rate. After an Event of Default shall have occurred and be continuing, each Applicant authorizes Citibank to charge any account of such Applicant for any amount when due in accordance with Section 17. Unless otherwise agreed in writing as to any Credit and subject to any other provision of this Agreement, all computations of commissions, fees and interest shall be based on a 360-day year and actual days elapsed.

4.	Additional Costs.

If Citibank determines that the introduction or effectiveness of, or any change in, any law or regulation or compliance with any guideline or request from any central bank or other government or quasi-government authority (whether or not having the force of law) affects or would affect the amount of capital or reserves required or expected to be maintained by Citibank or any corporation controlling Citibank and Citibank determines that the amount of such capital or reserve is increased by or based upon the existence of any Credit, then Applicants shall, jointly and severally, pay Citibank on demand from time to time additional amounts sufficient in Citibank’s judgment to compensate for the increase. Citibank’s certificate as to amounts due shall be conclusive, in the absence of manifest error.

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5.	Taxes.

All payments made to Citibank shall be made free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, charges, or withholdings, and all related liabilities, excluding income taxes imposed by the jurisdiction of Citibank’s head office or the office issuing any Credit (all non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities are called “Taxes”). If any Taxes shall be required by law to be withheld or deducted from or in respect of any sum payable under this Agreement, (a) the sum payable under this Agreement shall be increased as may be necessary so that after making all required withholding or deductions Citibank receives an amount equal to the sum Citibank would have received had no such withholding or deductions been required, (b) Applicants shall be jointly and severally responsible for payment of the amount to the relevant taxing authority, (c) Applicants shall jointly and severally indemnify Citibank on demand for any Taxes paid by Citibank and any liability (including penalties, interest and expenses) arising from such payment or in respect of such Taxes, whether or not such Taxes were correctly or legally asserted, and (d) Applicants shall provide Citibank with the original or a certified copy of the receipt evidencing each Tax payment within 30 days of the tax payment date.

6.	Indemnification.

Applicants will jointly and severally indemnify and hold Citibank and its officers, directors, affiliates, employees, attorneys and agents (each, an “Indemnified Party”) harmless from and against any and all claims, liabilities, losses, damages, costs and expenses, including reasonable attorneys’ fees and disbursements, other dispute resolution expenses (including reasonable fees and expenses in preparation for a defense of any investigation, litigation or proceeding) and costs of collection that arise out of or in connection with: (a) the issuance of any Credit, (b) any payment or action taken or omitted to be taken in connection with any Credit (including any action or proceeding seeking (i) to restrain any drawing under any Credit, (ii) to compel or restrain the payment of any amount or the taking of any other action under any Credit, (iii) to compel or restrain the taking of any action under this Agreement, or (iv) to obtain similar relief (including by way of interpleader, declaratory judgment, attachment or otherwise), regardless of who the prevailing party is in any such action or proceeding) or (c) the enforcement of this Agreement, except in each of (a) through (c) above, to the extent such claim, liability, loss, damage, cost or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. Applicants will, jointly and severally, pay on demand from time to time all amounts owing under this section.

7.	Obligations Absolute.

Applicants’ obligations under this Agreement (the “Obligations”) shall be unqualified, irrevocable and payable in the manner and method provided for under this Agreement irrespective of: (i) any lack of validity or enforceability of this Agreement, any Credit, or any other agreement, application, amendment, guaranty, document, or instrument relating thereto, (ii) any change in the time, manner or place of payment of or in any other term of all or any of the Obligations of any Applicant or the obligations of any person or entity that guarantees the Obligations, (iii) the existence of any claim, set-off, defense or other right that any Applicant may have at any time against any beneficiary or any transferee of any Credit (or any person or entity for whom any such beneficiary or transferee may be acting), Citibank or any other person or entity, whether in connection with any transaction contemplated by this Agreement or any unrelated transaction, or any claim by Citibank or any Applicant against the beneficiary of any Credit for breach of warranty, (iv) any exchange, release or non-perfection of any collateral or release or amendment or waiver of or consent to departure from the terms of any guarantee or security agreement, for all or any of the Obligations, (v) any draft, or other document presented under any Credit being forged, fraudulent or invalid or any statement therein being untrue or inaccurate, (vi) any failure by Citibank to issue any Credit (or any amendment thereto) in the form requested by or agreed with Applicants, unless Citibank receives written notice from Applicants of such failure within three business days after Applicants shall have received a copy of such Credit (or such amendment) and such failure is material and consequential, (vii) any previous Obligation, whether or not paid, arising from Citibank’s payment against any draft, certificate or other document which appeared on its face to be signed or presented by the proper party but was in fact signed or presented by a party posing as the proper party, (viii) payment by Citibank under any Credit against presentation of a draft or other document that does not comply with the terms and conditions of such Credit unless Citibank receives written notice from Applicants

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of such discrepancy within five business days following Applicants’ receipt of such draft or other document, and (ix) any action or inaction taken or suffered by Citibank or any of its affiliates or correspondents in connection with any Credit or any relevant draft, certificate or other document, if taken in Good Faith (as defined in Article 5 of the New York Uniform Commercial Code).

8.	Limitations of Liability.

Without limiting any other provision of this Agreement, Citibank: (i) may rely upon any oral, telephonic, telegraphic, facsimile, electronic, written or other communication believed in Good Faith to have been authorized by any Applicant, whether or not given or signed by an authorized person, (ii) shall not be responsible for errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document in connection with any Credit, whether transmitted by courier, mail, telex, any other telecommunication, or otherwise, or for errors in interpretation of technical terms or in translation (and Citibank and its correspondents may transmit Credit terms without translating them), (iii) shall not be responsible for the identity or authority of any signer or the form, accuracy, genuineness, falsification or legal effect of any draft, certificate or other document presented under any Credit if such draft, certificate or other document on its face appears to comply with the terms and conditions of such Credit, (iv) shall not be responsible for any acts or omissions by or the solvency of the beneficiary of any Credit, (v) may accept or pay as complying with the terms and conditions of any Credit any draft, certificate or other document appearing on its face (A) substantially to comply with the terms and conditions of such Credit, (B) to be signed or presented by or issued to any successor of the beneficiary or any other person in whose name such Credit requires or authorizes that any draft, certificate or other document be signed, presented or issued, including any administrator, executor, personal representative, trustee in bankruptcy, debtor in possession, liquidator, receiver, or successor by merger or consolidation, or any other person or entity purporting to act as the representative of or in place of any of the foregoing, or (C) to have been signed, presented or issued after a change of name of any such beneficiary, (vi) may disregard (A) any requirement stated in any Credit that any draft, certificate or other document be presented to it at a particular hour or place and (B) any discrepancies that do not reduce the value of the relevant beneficiary’s performance to any Applicant in any transaction underlying any Credit, (vii) may accept as a “draft” any written or electronic demand or other request for payment under any Credit, even if such demand or other request is not in the form of a negotiable instrument, (viii) shall not be responsible for the effectiveness or suitability of any Credit for any Applicant’s purpose, or be regarded as the drafter of such Credit regardless of any assistance that Citibank may, in its discretion, provide to any Applicant in preparing the text of such Credit or amendments thereto, (ix) shall not be liable to any Applicant for any consequential or special damages, or for any damages resulting from any change in the value of any foreign currency, services or goods or other property covered by any Credit, (x) may assert or waive application of any UCP or ISP (in each case, as defined below) article primarily benefiting bank issuers, (xi) may honor a previously dishonored presentation under any Credit, whether pursuant to court order, to settle or compromise any claim that it wrongfully dishonored or otherwise and shall be entitled to reimbursement to the same extent as if it had initially honored plus reimbursement of any interest paid by it and (xii) is authorized (but shall not be required) to disregard any non-documentary conditions stated in any Credit. None of the circumstances described in this section shall place Citibank or any of its affiliates or correspondents under any resulting liability to any Applicant.

9.	Independence.

Applicants acknowledge that the rights and obligations of Citibank under each Credit are independent of the existence, performance or nonperformance of any contract or arrangement underlying such Credit, including contracts or arrangements between Citibank and Applicants and between Applicants and the beneficiary of any Credit. Citibank shall have no duty to notify Applicants of its receipt of a demand presented under any Credit or of its decision to honor such demand. Citibank may, without incurring any liability to Applicants or impairing its entitlement to reimbursement under this Agreement, honor any Credit despite notice from Applicants of, and without any duty to inquire into, any defense to payment or any adverse claims or other rights against the beneficiary of such Credit or any other person. Citibank shall have no duty to request or require the presentation of any document, including any default certificate, not required under the terms and conditions of any Credit. Citibank shall have no duty to seek any waiver of discrepancies from Applicants, nor any duty to grant any waiver of discrepancies that any

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Applicant approves or requests. Citibank shall have no duty to extend the expiration date or term of any Credit or to issue any replacement letter of credit on or before the expiration date of such Credit or the end of such term.

10.	Transfers.

If, at Applicants’ request, any Credit is issued in transferable form, Citibank shall have no duty to determine the proper identity of anyone appearing in any transfer request, draft, or other document as transferor or transferee, nor shall Citibank be responsible for the validity or correctness of any transfer.

11.	Extensions and Modifications of any Credit.

This Agreement shall be binding upon Applicants with respect to any extension or modification of any Credit made at any Applicant’s request or with any Applicant’s written consent. Applicants’ Obligations shall not be reduced or impaired in any way by any agreement by Citibank and the beneficiary of any Credit extending Citibank’s time to honor or to give notice of discrepancies.

12.	Collateral.

The parties hereto acknowledge that under (i) a certain pledge agreement dated as of the date hereof (as amended from time to time, the “Pledge Agreement”) between Citibank and Baltimore, certain collateral has been pledged to Citibank as security for the Obligations and (ii) a certain control agreement dated as of the date hereof (as amended from time to time, the “Control Agreement”; together with this Agreement, the Fee Letter and the Pledge Agreement, the “Loan Documents”) among Citibank, Baltimore and Citigroup Global Markets Inc., control over a certain securities account has been granted to Citibank. Baltimore agrees to comply with all the terms and covenants under the Pledge Agreement and the Control Agreement.

13.	Covenants of Applicants.

Applicants will (a) comply with all U.S. and non-U.S. laws, regulations and rules (including foreign exchange control regulations) now or later applicable to each Credit, transactions related to such Credit, or Applicants’ execution, delivery and performance under this Agreement, and deliver to Citibank, upon reasonable request, reasonably satisfactory evidence of such compliance, (b) deliver to Citibank, upon reasonable request, independently audited financial statements of LM and other information concerning LM’s financial condition and business operations, (c) permit Citibank to inspect their books and records on reasonable notice and (d) inform Citibank immediately upon any Applicant becoming aware of the occurrence of an Event of Default (as defined below).

14.	Representations and Warranties of Applicants.

Each Applicant represents and warrants that (a) it is validly existing and in good standing under the laws of the jurisdiction in which it is organized, (b) the execution, delivery and performance by the Applicants of this Agreement and the other Loan Documents are within its respective powers, have been duly authorized, do not contravene any contract binding on or affecting it or any of its respective properties, do not violate any applicable law or regulation, and do not require any notice, filing or other action to or by any governmental authority, (c) this Agreement is valid and binding upon Applicants, (d) the financial statements most recently received by Citibank from LM fairly present LM’s financial condition in accordance with generally accepted accounting principles, and there has been no material adverse change in the business, financial condition or operations of LM and its subsidiaries, taken as a whole, since the date of such financial statements; and (e) there is no pending or threatened action which may materially adversely affect its financial condition or business or which purports to affect the validity or enforceability of this Agreement, any Credit or any transaction related to any Credit. Each request by any Applicant for any Credit or any amendment thereto shall constitute its representation and warranty that the foregoing statements are true and correct as if made on the date of such request.

15.	Default.

Each of the following shall be an “Event of Default” under this Agreement: (a) any Applicant’s failure to pay when due any obligation owing to Citibank under Section 1 or, within five Business days after the same becomes due, any other obligation owing to Citibank or its subsidiaries or affiliates (under this Agreement or any other Loan Document), (b) (i) any Applicant’s failure to perform or observe Section 13(d) or any covenant or obligation contained in the Fee Letter or Section 5 of the Pledge Agreement and (ii) any Applicant’s failure to perform or observe any other term or covenant of this Agreement or any other Loan Document and such failure has continued for 30 days after notice thereof by

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Citibank to such Applicant, (c) any Applicant’s breach of any representation or warranty made in this Agreement, any other Loan Document or any other document delivered by it in connection with this Agreement, (d) any Applicant’s dissolution or termination, (e) institution by any Applicant of any proceeding under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the appointment of a receiver, trustee, or other similar official for such Applicant or for any substantial part of its property, or institution of any similar proceeding against any Applicant without such Applicant’s consent, which continues undismissed or unstayed for sixty (60) calendar days, (f) any actual or threatened seizure, vesting or intervention by or under authority of a government by which any Applicant’s management is displaced or its authority or control of its business is curtailed, (g) attachment or restraint of any funds or other property which may be in, or come into, the possession or control of Citibank or of any third party acting on Citibank’s behalf, for the account or benefit of any Applicant, or the issuance of any order of any court or other legal process against the same, (h) the occurrence of any of the above events with respect to any person or entity which has heretofore or hereafter guaranteed or provided any collateral security for any of the Obligations, or (i) if at 5:00 p.m. New York time on December 28, 2007, or at any time thereafter, the aggregate face amount of all outstanding Credits at such time (less any amounts drawn thereunder for which Citibank has been reimbursed pursuant to this Agreement) exceeds the aggregate outstanding principal amount of all cash and U.S. Securities (as defined below) credited to the Account (as defined in the Control Agreement) at such time. As used above, “U.S. Securities” means direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof.

16.	Remedies.

If any Event of Default shall have occurred and be continuing, the amount of each Credit as well as any or all Obligations, whether or not matured or contingent, shall, at Citibank’s option, become due and payable immediately without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Applicants; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Applicant under applicable bankruptcy law, the amount of each Credit and all Obligations shall automatically become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Applicants.

17.	Set-off.

If any Event of Default shall occur and be continuing, Citibank may set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Citibank or any of its affiliates to or for the credit or the account of any Applicant (“Deposits”) against any and all of the Obligations, irrespective of whether or not Citibank shall have made any demand under this Agreement and although such Deposits or Obligations may be unmatured or contingent. Citibank’s rights under this section are in addition to other rights and remedies (including other rights of set-off) that Citibank may have under this Agreement or applicable law.

18.	Waiver of Immunity.

Each Applicant acknowledges that this Agreement is, and each Credit will be, entered into for commercial purposes and, to the extent that any Applicant now or later acquires any immunity from jurisdiction of any court or from any legal process with respect to itself or its property, each Applicant now irrevocably waives its immunity with respect to the Obligations.

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19.	Notices; Co-Applicants; Interpretation; Severability.

Notices shall be effective, if to any Applicant, when sent to its address indicated below the signature line and, if to Citibank, when received at 399 Park Avenue, New York, New York 10043, with a copy to Citicorp North America, Inc., 3800 Citibank Center, Tampa FL 33610, or as to either party, such other address as either may notify the other in writing. Notices to the beneficiary of each Credit shall be effective when sent to the address maintained in Citibank’s letter of credit records for such beneficiary, and Applicants agree, jointly and severally, to hold Citibank harmless with respect to any claim by the beneficiary of any Credit of non-receipt of such a notice. Each Applicant shall be jointly and severally liable for all Obligations and waives any defense that might otherwise be available to a guarantor of such Obligations. Each Applicant, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Applicant, with respect to the payment and performance of all of the Obligations. Notices from Citibank in connection with this Agreement or any Credit to any Applicant and notices from, or the consent of, any Applicant in connection with this Agreement or any Credit shall be sufficient to bind all Applicants. Headings are included only for convenience. The term “including” means “including without limitation.” If any provision of this Agreement is held illegal or unenforceable, the validity of the remaining provisions shall not be affected.

20.	Successors and Assigns.

This Agreement shall be binding upon each Applicant and its successors and permitted assigns, and shall inure to the benefit of and be enforceable by Citibank, its successors and assigns. No Applicant shall voluntarily transfer or otherwise assign any of its obligations under this Agreement. Citibank may transfer or otherwise assign its rights and obligations under this Agreement, in whole or in part, and shall be forever relieved from any liability with respect to the portion of Citibank’s rights or obligations transferred or assigned. Each Applicant acknowledges that information pertaining to such Applicant as it relates to this Agreement or any Credit may be disclosed to (actual or potential) transferees, assignees, affiliates, contractors or, if required by law, court order or mandate, government authorities. This Agreement shall not be construed to confer any right or benefit upon any person or entity other than Applicants and Citibank and their respective successors and permitted assigns.

21.	Modification; No Waiver.

None of the terms of this Agreement may be waived or amended except in a writing signed by the party against whose interest the term is waived or amended. Forbearance, failure or delay by Citibank in the exercise of a remedy shall not constitute a waiver, nor shall any exercise or partial exercise of any remedy preclude any further exercise of that or any other remedy. Any waiver or consent by Citibank shall be effective only in the specific instance and for the specific purpose for which it is given and shall not be deemed, regardless of frequency given, to be a further or continuing waiver or consent.

22.	Multiple Role Disclosure.

Citibank and its affiliates offer a wide range of financial services, including back-office letter of credit processing services on behalf of financial institutions and letter of credit beneficiaries. Such services are provided internationally to a wide range of customers, some of whom may be Applicants’ counterparties or competitors. Each Applicant acknowledges and accepts that Citibank may perform more than one role in relation to a particular Credit, including to advise each Credit notwithstanding the selection by such Applicant of an additional or alternative advising bank.

23.	Entire Agreement; Remedies Cumulative; Delivery by Facsimile.

This Agreement, together with the other Loan Documents, constitute the entire agreement between the parties concerning Citibank’s issuance of the Credits for Applicants’ account and supersede all prior or simultaneous agreements, written or oral. All rights and remedies of Citibank under this Agreement and other documents delivered in connection with this Agreement are cumulative and in addition to any other right or remedy under this Agreement, each Credit or applicable law. Applicants may submit an executed Application for any Credit in original form or it may do so by fax or via a Citibank electronic banking platform such as “CitiDirect,” and Applicants will be bound by any instructions so given. Delivery of a signed signature page to this Agreement by facsimile transmission shall be effective as, and shall constitute physical delivery of, a signed original counterpart of this Agreement.

24.	Termination; Surviving Provisions.

This Agreement shall be terminated only upon payment in full to Citibank of all Obligations hereunder. Restrictive provisions in this Agreement, such as

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indemnity, tax, immunity and jurisdiction provisions shall survive termination of this Agreement. If any Credit is issued in favor of any bank, Citibank branch or other entity in support of an undertaking issued by such bank, branch or entity on behalf of Applicants or Citibank, Applicants shall remain liable under this Agreement (even after expiry of such Credit) for amounts paid and reasonable expenses incurred by Citibank with respect to such Credit or such undertaking until such time as Citibank or such other bank, branch or entity shall have no further liability, under applicable law, in connection with such undertaking.

25.    Governing Law; Governing Rules.

(a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF ANY APPLICANT AND CITIBANK HEREUNDER SHALL BE GOVERNED BY AND SUBJECT TO THE LAWS OF THE STATE OF NEW YORK AND APPLICABLE U.S. FEDERAL LAWS.

(b) Applicants agree that Citibank may issue any Credit subject to the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication Nos. 500 or 600 (the “UCP”) or the

International Standby Practices, ICC Publication No. 590 (the “ISP”) or, at Citibank’s option, such later revision thereof or other ICC rules in effect at the time of issuance of any Credit. Citibank’s privileges, rights and remedies under ICC rules shall be in addition to, and not in limitation of, its privileges, rights and remedies expressly provided for herein. The UCP and the ISP (or such later revision of either), shall serve, in the absence of proof to the contrary, as evidence of general banking usage with respect to the subject matter thereof. (c) Applicants agree that for matters not addressed by the UCP or the ISP, each Credit shall be subject to and governed by the laws of the State of New York and applicable U.S. Federal laws. If, at Applicant’s request, any Credit expressly chooses a state or country law other than New York State law, or is silent with respect to UCP, ISP or governing law, Citibank shall not be liable for any payment, cost, expense or loss resulting from any action or inaction taken by Citibank if such action or inaction is or would be justified under UCP, ISP, New York law, applicable U.S. Federal law or the law governing each Credit.

26.	Jurisdiction; Service of Process.

Each Applicant now irrevocably submits to the non-exclusive jurisdiction of any state or federal court sitting in New York, New York, for itself, and in respect of any of its property and, if a law other than New York State law has been chosen to govern each Credit, each Applicant also now irrevocably submits to the non-exclusive jurisdiction of any court sitting in such jurisdiction. Each Applicant agrees not to bring any action or proceeding against Citibank in any jurisdiction not described in the immediately preceding sentence. Each Applicant irrevocably waives any objection to venue or any claim of inconvenience. Each Applicant agrees that any service of process or other notice of legal process may be served upon it by mail or hand delivery if sent to:

at:

which each Applicant now designates its authorized agent for service of process in relation to each Credit and this Agreement. (If no authorized agent is designated in the space provided above, each Applicant agrees that process shall be deemed served if sent to its address given for notices under this Agreement.) Each Applicant agrees that nothing in this Agreement shall affect Citibank’s right to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against such Applicant in any other jurisdiction. Each Applicant agrees that final judgment against it in any action or proceeding shall be enforceable in any other jurisdiction within or outside the United States of America by suit on the judgment, a certified copy of which shall be conclusive evidence of the judgment.

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27.	JURY TRIAL WAIVER. APPLICANT AND CITIBANK EACH IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM, COUNTERCLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY CREDIT, OR ANY DEALINGS WITH ONE ANOTHER RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT.

Applicants:

THE BALTIMORE COMPANY

By: /s/ Charles J. Daley, Jr.
Print Name Charles J. Daley, Jr.
Title President and Treasurer
Address: 100 Light Street, Baltimore, MD 21202

Date: November 2, 2007
LEGG MASON, INC.

By: /s/ Raymond A. Mason
Print Name Raymond A. Mason
Title Chairman, President and CEO
Address: 100 Light Street, Baltimore, MD 21202

Date November 2, 2007

Date November 2, 2007 (For Citibank Use Only)
Approvals to Issue

/s/ Fred C. Arida, AVP
Relationship Manager (Signature & Stamp)

/s/ Matthew Nicholls, MD
Other required Signature & Stamp